================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934



                               JUNO LIGHTING, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                Common Stock, par value $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   482047-20-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 12, 2000
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [X] Rule 13d-1(c)    [ ] Rule 13d-1(d)    [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

--------------------------                            --------------------------
CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 2 OF 9 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL, LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           142,298
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      142,298
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  142,298
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.90%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
================================================================================

--------------------------                            --------------------------
CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 3 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL PARTNERS I, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           19,765
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      19,765
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  19,765
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  0.82%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 4 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ABRAMS CAPITAL PARTNERS II, LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           122,533
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      122,533
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  122,533
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.08%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  PN
================================================================================

--------------------------                            --------------------------
CUSIP NO. 482047-20-6              SCHEDULE 13G                PAGE 5 OF 9 PAGES
--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DAVID C. ABRAMS
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           142,298
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      142,298
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  142,298
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.90%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON

                  IN
================================================================================

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 6 OF 9 PAGES
---------------------                                              ---  ---

ITEM 1.

      (a) Name of Issuer:  Juno Lighting, Inc.
                           -------------------

      (b) Address of Issuer's Principal Executive Offices:

                1300 South Wolf Road, Des Plaines, Illinois 60017
          -------------------------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b)  Address of  Principal  Business  Office or, if none,  Residence:
      (c)  Citizenship:


      (i) Abrams Capital, LLC, a Delaware limited liability company ("Abrams Capital").
     (ii) David C. Abrams, a United States citizen.
    (iii) Abrams Capital Partners I, L.P., a Delaware limited partnership ("Abrams I").
     (iv) Abrams Capital Partners II, L.P., a Delaware limited partnership ("Abrams II").


       (b), (c), (f) Each of the Reporting Persons has a business address of 425 Boylston Street, Boston, Massachusetts 02116.


       (d) Title of Class of Securities: Common Stock, $0.001 par
                                        ----------------------------
       (e) CUSIP Number: 482047-20-6
                        -------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D 1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940
     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act or under the laws of any State
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g)  [ ] Parent Holding  Company, in  accordance  with Section 240.13d-1(b)
              (ii)(G)(Note: See Item 7)
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to section 240.13d-1(c), check this box [X].

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 7 OF 9 PAGES
---------------------                                              ---  ---

ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      ABRAMS CAPITAL, LLC*

      (a) Amount Beneficially Owned:      142,298
                                     -------------------------------------------
      (b) Percent of Class:     5.90%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  142,298
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 142,298
                                                                       ---------

      DAVID C. ABRAMS**

      (a) Amount Beneficially Owned:      142,298
                                     -------------------------------------------
      (b) Percent of Class:     5.90%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  142,298
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 142,298
                                                                       ---------

      ABRAMS CAPITAL PARTNERS I, LP

      (a) Amount Beneficially Owned:      19,765
                                     -------------------------------------------
      (b) Percent of Class:     0.82%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  19,765
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 19,765
                                                                       ---------

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 8 OF 9 PAGES
---------------------                                              ---  ---

      ABRAMS CAPITAL PARTNERS II, LLC

      (a) Amount Beneficially Owned:      122,533
                                     -------------------------------------------
      (b) Percent of Class:     5.08%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  122,533
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 122,533
                                                                       ---------

*Shares reported for Abrams Capital, LLC include shares beneficially owned by Abrams Capital Partners L.L.P. ("Abrams I") and Abrams Capital Partners II, L.P. ("Abrams II"), each of which Abrams Capital, LLC is the General Partner.

** Shares reported for David C. Abrams include shares beneficially owned by Abrams I and Abrams II, which entities may be deemed to be controlled by Mr. Abrams, who is the Managing Member of Abrams Capital, LLC, the sole General Partner of Abrams I and Abrams II.

INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable

CUSIP NO. 482047-20-6               SCHEDULE 13G               PAGE 9 OF 9 PAGES
---------------------                                              ---  ---

ITEM 10.  CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated April 20, 2000.

                                             DAVID C. ABRAMS

                                             By:/s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams


                                             ABRAMS CAPITAL, LLC

                                             By:/s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams, Managing Member


                                             ABRAMS CAPITAL PARTNER I, L.P.
                                             By: Abrams Capital, LLC
                                             its sole general partner

                                             By: /s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams, Managing Member


                                             ABRAMS CAPITAL PARTNERS II, L.P.
                                             By:  Abrams Capital, LLC
                                             its sole general partner

                                             By: /s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams, Managing Member

CUSIP NO. 482047-20-6               SCHEDULE 13G             PAGE 10 OF 10 PAGES
---------------------                                            ----  ----


                                    EXHIBIT A


                            AGREEMENT OF JOINT FILING
                               JUNO LIGHTING, INC.
                         COMMON STOCK, PAR VALUE $0.001


         In accordance with Rule 13D-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

         IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of this 20th day of April, 2000.



                                             DAVID C. ABRAMS

                                             By:/s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams


                                             ABRAMS CAPITAL, LLC

                                             By:/s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams, Managing Member


                                             ABRAMS CAPITAL PARTNER I, L.P.
                                             By: Abrams Capital, LLC
                                             its sole general partner

                                             By: /s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams, Managing Member


                                             ABRAMS CAPITAL PARTNERS II, L.P.
                                             By:  Abrams Capital, LLC
                                             its sole general partner

                                             By: /s/ David C. Abrams
                                                --------------------------------
                                                David C. Abrams, Managing Member